Exhibit 10.6

April 1, 2019

Fred Graffam
2500 N Houston St. #1904
Dallas, TX 75219

Retention Bonus Opportunity
Dear Fred:
As you know, Ascent Capital Group, Inc. (“Ascent”) has announced that it has initiated a process to consider potential strategic alternatives, including an investment in Ascent or in its subsidiary Brinks Home Security (“BHS”).
As a valued BHS employee, BHS hereby grants you a special bonus opportunity (the “Retention Bonus Opportunity”) to reward your continued service during the critical transition period while Ascent pursues strategic alternatives. Your aggregate Retention Bonus Opportunity is $250,000. The Retention Bonus Opportunity will be paid to you in cash on the first payroll date following the dates below, subject to your continued employment on such dates:

•	Within 15 days following the date hereof, one-third of the Retention Bonus Opportunity (the “First Tranche”),

•	January 1, 2020, one-third of the Retention Bonus Opportunity, and

•	July 1, 2020, one-third of the Retention Bonus Opportunity.

The Retention Bonus Opportunity will be subject to applicable taxes and withholding required by law. In addition, the Retention Bonus Opportunity is subject to the following additional terms and conditions:

•
In the event your employment is terminated by BHS without Cause, or by you for Good Reason (as defined in an applicable severance agreement (as defined below), and if and only if such agreement exists), prior to the date of payment of your entire Retention Bonus Opportunity, you will receive any amount of the Retention Bonus Opportunity that remains unpaid as of the date of your termination in a single cash lump sum within 30 days following such termination date, subject to your timely execution, delivery and non-revocation (if applicable) of a general release of claims in a form prescribed by BHS.

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In the event of your death or a termination of your employment due to a long-term disability (as defined in an applicable long-term disability plan), you (or your estate or legal representative) will receive any amount of the Retention Bonus Opportunity that remains unpaid as of the date of your death or termination of your employment due to a long-term disability in a single cash lump sum within 30 days following the applicable date, subject to your (or your estate’s) timely execution, delivery and non-revocation (if applicable) of a general release of claims in a form prescribed by BHS.

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In the event you voluntarily terminate your employment with BHS for any reason (other than, if you are party to a severance agreement, any resignation for “Good Reason”), you will forfeit any amount of the Retention Bonus Opportunity that remains unpaid as of the date of your termination. In addition, if your employment is terminated prior to July 1, 2019 either by BHS for Cause or by you for any reason (other than, if you are party to a severance agreement, any resignation for “Good Reason”), then you will not be entitled to retain the First Tranche and you agree to repay to BHS the First Tranche no later than ten days following your termination date.

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The term Cause shall mean: (a) your continued failure or refusal (i) to substantially perform the material duties required of you and/or (ii) to comply with reasonable directions of BHS; (b) any material violation by you of any (i) policy, rule or regulation of BHS or (ii) any law or regulation applicable to the business of BHS; (c) your material act or omission constituting fraud, dishonesty or misrepresentation; (d) your gross negligence in the performance of your duties hereunder; (e) your conviction or commission of, or plea of guilty or nolo contendere to, any crime (whether or not involving BHS) which constitutes a felony or crime of moral turpitude, provided, however, that nothing in this Agreement shall obligate BHS to pay any portion of the Retention Bonus Opportunity during any period that you are unable to perform your duties hereunder due to any incarceration, whether or not the circumstances relating to such incarceration would constitute “Cause” hereunder; or (f) any other misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, BHS.

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The term “severance agreement” means an applicable employment, severance or other agreement between you and the BHS, but only if such an agreement exists and contains severance payments and/or benefits upon a termination for Good Reason.

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This Retention Bonus Opportunity will not be treated as salary or taken into account for purposes of determining any other compensation or benefits that may be provided to you, including any severance benefits or bonus.

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You hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential).

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In the event the Retention Bonus Opportunity is subject to Section 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of the Retention Bonus Opportunity or any other benefits or payments received or to be received by you (all such payments and benefits being referred to as the “Total Payments”) shall be reduced, unless otherwise determined by BHS, to the maximum amount that may be paid to you without penalty under such sections if such reduction would result in you retaining a greater after-tax amount (after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) than if the Total Payments were received by you (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of any tax under Section 4999 of the Code).

•	Any right to a series of installment payments pursuant to this letter agreement is to be treated as a right to a series of separate payments. Notwithstanding the foregoing, no portion of the

Retention Bonus Opportunity shall be paid to you during the six-month period following your “separation from service” within the meaning of Section 409A of the Code if Ascent or BHS determines that paying such amounts at the time or times indicated in this letter agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), BHS shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

We thank you for your dedicated service and look forward to your continued service during this exciting time.

Very truly yours,

By:
Name: Jeffery R. Gardner
Title: President & Chief Executive Officer

Acknowledged and accepted:

Fred Graffam